Exhibit 99.1

BRIGGS & STRATTON CORPORATION ACQUIRES BRANCO
IN CURITIBA, BRAZIL

MILWAUKEE, Dec. 10, 2012 /PRNewswire/ -- Briggs & Stratton Corporation (NYSE:BGG) today announced that it has acquired Companhia Caetano Branco, of Brazil ("Branco") for a total consideration of approximately $57 million in cash for the stock of the company, adjusted for certain liabilities.

Founded in 1936, Branco is a leading brand in the Brazilian light power equipment market with a broad range of outdoor power equipment used primarily in light commercial applications in Brazil. Its products including generators, water pumps, and light construction equipment are sold through its independent network of over 1200 dealers throughout Brazil. Branco employs approximately 150 people in Brazil.

Briggs & Stratton financed the transaction from cash on hand. The acquisition is not anticipated to have a significant impact on sales or earnings in fiscal 2013.

"This acquisition brings two great companies with incredible brand strength together. It is also another step in executing our strategy to expand in developing regions of the world in order to diversify both our product portfolio and our geographic footprint," said Todd Teske, President, Chairman and CEO of Briggs & Stratton Corporation.

"This is a very positive outcome for Branco customers and Briggs & Stratton. The Branco business is a leading brand in Brazilian light power equipment with a very strong distribution network in Brazil. Its brand strength and current operational performance can only add to the strength of a company like Briggs & Stratton," stated Denise Remor, CEO of Branco.

"We view this acquisition very positively for Briggs & Stratton and for all of the stakeholders in each entity – employees, customers and shareholders. With Branco's brand strength, employees and customer base, we will have an established, well performing company located in a country that has aggressive infrastructure needs and a history of higher growth opportunities, which can only add to the operating performance of our company," said Todd Teske.

Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world's largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiary Briggs & Stratton Power Products Group LLC is North America's number one marketer of portable generators and pressure washers, and is a leading designer, manufacturer and marketer of standby generators, along with lawn and garden and turf care through its Simplicity®, Snapper®, Snapper Pro®, Ferris® and Murray® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents.

CONTACT: Laura Timm, Briggs & Stratton Corporation, 414-259-5333 (BGG)